EXHIBIT 99.1

                      BION ENVIRONMENTAL TECHNOLOGIES, INC.


                  Bion Announces Bioreactor Startup and Update

January 19, 2011. New York, New York. Bion Environmental Technologies, Inc. (OTC BB: BNET) announced today that it has initiated the flow of waste into the Bioreactor at its livestock waste treatment facility currently under construction at the Kreider Dairy Farm in Manheim, Pennsylvania.

This milestone represents activation of the first major treatment step, with the remaining portions of the treatment system to be operational during the
second quarter of this year.   Initiating the Bioreactor (while the remaining
portions of the project are still undergoing construction) allows time to build biological mass in the nutrient treatment vessel, shortening the time necessary to reach operational efficiency once the entire project is constructed and operating.

Bion anticipates construction completion during the Spring of 2011 followed by an "operational shakedown" period.

Construction photos will be posted periodically on the Bion PA website at www.bionpa.com/photos.

As previously reported in an 8-K, dated January 5, 2011, Bion received its initial reimbursement/draw request of approximately $1.739 million from the Pennsylvania Infrastructure Investment Authority ('Pennvest') on Bion's previously announced $7.6 million loan from Pennvest for the initial stage of Kreider Dairy Farms waste treatment project. Bion has made further reimbursement/draw requests and will continue to do so over the next several months as construction proceeds and is completed and operations commence on the initial Kreider system.
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About Bion: Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion's patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides. Bion's process simultaneously recovers cellulosic biomass from the waste stream to produce renewable energy.

Bion's technology enables development of large scale livestock facilities in strategic locations that provide greater efficiencies and dramatically reduced transportation costs but were previously impracticable due to their environmental impact. These environmentally-responsible, large scale facilities can be integrated with existing or new food processing and renewable energy production operations to substantially reduce risk and improve the economics of all partners. For more information, see Bion's websites: www.biontech.com and www.bionpa.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Mark A. Smith                          Craig Scott
President                              Vice President-Capital Markets/IR
719-256-5329                           303-843-6191 direct